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                                    Exhibit
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Toymax Secures $40 Million Financing Facility; Refinancing Reflects Confidence
                    in Strengthening Financial Performance

PLAINVIEW, N.Y.--(BUSINESS WIRE)--Jan. 10, 2001--Toymax International, Inc. (Nasdaq:TMAX) announced today that it has secured a 3-year/$40 million asset
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based facility for its U.S. based operating subsidiaries. This new agreement will replace two existing financing facilities, which currently provide a $35 million revolving line of credit. Pricing is based on U.S. prime or LIBOR plus 2.50%.

CIT Commercial Services an operating company of The CIT Group (NYSE: CIT), and Fleet Capital Corporation, a Fleet Boston Financial Company (NYSE: FBF), are equal lenders in the facility with CIT also acting as agent.

"We are pleased to provide this financing to Toymax and look forward to supporting the company in its long term growth plans," said John F. Daly, President of CIT Commercial Services.

According to Steven Lebensfeld, Toymax Chief Executive Officer, "The increased facility represents an important milestone for Toymax and its shareholders. The additional liquidity will provide us with the resources to continue our sales growth. In addition, the new facility represents significant improvements over our prior agreements. By consolidating the separate lending arrangements of our U.S. subsidiaries into a single facility, we will realize increased efficiencies, additional collateral base and a lower overall cost of capital."

He added, "With this new funding, our longtime commercial finance partner, CIT Commercial Services, becomes a principal lender, which we believe demonstrates their confidence in Toymax's future prospects. We also welcome the new relationship with Fleet Capital Corporation and the benefits of association with one of the largest commercial banking organizations in the country."

Toymax (www.Toymax.com) is a children's consumer products company that creates, designs and markets innovative and technologically advanced toys and leisure products. Toymax products promote fun and creative play, and are available under several brands: Toymax(R) toys, such as R.A.D.(TM) Robot, Mighty Mo's(TM) vehicles, the award-winning Laser Challenge(TM) brand, and Starter Up(TM) pre-school vehicles; Funnoodle(R) pool and water toys and accessories; Go Fly a Kite(R) kites, windwheels and banners; Candy Planet(TM) candy products; Monogram International gift, novelty and souvenir products; and Yaboom! Entertainment based toys and electronics. Toymax is headquartered in Plainview, N.Y. and its products are available at retailers worldwide.

Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to cost savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These
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include without limitation, Toymax's and its subsidiaries' dependence on the timely development, manufacture, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; changing consumer demand for its current products, the loss of existing licenses or the inability to renew or extend licenses under favorable terms and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.

CONTACT: Gregory FCA Communications
Media Relations Contact:
Karen Kruza, 610/642-8253
or
Toymax International, Inc.
Investor Relations Contact:
William A. Johnson, Jr., 516/391-9898